Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Monday, August 1, 2022

Titan International, Inc. Reports Strong
Quarterly Financial Performance
Adjusted EBITDA - $82 million
Earnings Per Share - $1.06/share (Adjusted EPS $0.79/share)

Other Quarter Highlights
•Net sales were $573 million, a $134 million (30.6%) YoY increase, the highest quarterly sales since Q2 2013
•Gross margin was 19%
•Free cash flow was $56 million during the second quarter

CHICAGO, ILLINOIS, August 1, 2022 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the second quarter ended June 30, 2022.

“The positive momentum we have seen in our business kept on rolling this quarter and when combined with the continuing strong execution of our team, it resulted in excellent financial performance. As indicated by the updated full year 2022 guidance we released in June, we feel good about our business and our end-markets,” stated Paul Reitz, President and Chief Executive Officer. “We experienced sales growth of 31% from the second quarter last year and sales grew sequentially 3% from the first quarter to the second quarter. More importantly, our margins were good, and we delivered adjusted EBITDA of $82 million in the second quarter. This performance was buoyed by strong financial performance across all parts of the business as our Titan team keeps running hard like a good, long-distance marathoner.

“Perhaps the most important aspect of our performance is that we are generating significant cash flow and we have strengthened our financial position considerably. We generated $56 million in free cash flow in Q2, and our debt leverage fell below 2 times adjusted EBITDA, with expected further improvements in the second half of the year. The strong financial performance over the past couple years, combined with significant improvements in our balance sheet and solid free cash flow now coming through means we are driving increased shareholder value.

"Nearly everywhere you turn these days you will get hit with noise and our end-markets of Agriculture, Construction and Mining are no exception. However, like everything, you need to spend some time sifting through the noise to get a clear picture as a quick look at the headlines likely does not tell the complete, accurate story. We believe that the complete picture is farmers are going to still make a high level of income in 2022 and they are sitting on strong balance sheets as well. The large Ag equipment fleet is aged with low levels of available used

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equipment. Demand and order books are in a solid position in Ag and should continue on that path well into the future as supply chain and labor disruptions at OEM’s have extended the duration of retail demand, not destroyed it. The overall, bigger picture view is that Ag fundamentals remain in a strong position and we expect the future to remain bright in the sector. This view is also true for our global construction and mining markets, where we continue to see demand holding at a good level through 2022 that should carry to 2023 as public infrastructure spending picks up.

Outlook

“Our expectations for financial performance remain strong and during the second half of the year we anticipate continued top-line and bottom-line expansion relative to prior year performance. Given our performance in Q2 and our current visibility in the second half of the year, we now expect full year sales in 2022 to be $2.2 billion, with an increased adjusted EBITDA target between $240 million and $250 million. Based on this latest outlook, current cash flow expectations have improved accordingly, and we now believe we can deliver an increased level of free cash flow between $90 million and $100 million for the full year. By almost all standards, we expect this year to be the strongest in Titan’s history, and we continue to see positive signs for demand to remain robust into 2023.”

Results of Operations

Net sales for the second quarter ended June 30, 2022, were $572.9 million, compared to $438.6 million in the comparable quarter of 2021, an increase of 30.6 percent. The net sales increase was across all segments and driven by a variety of factors, most notably healthier market conditions, while there was an unfavorable impact from foreign currency translation of 2.7 percent or $11.9 million, primarily due to the weakening euro currency.

Gross profit for the second quarter ended June 30, 2022 was $109.7 million, compared to $61.5 million in the comparable prior year period. Gross margin was 19.1 percent of net sales for the quarter, compared to 14.0 percent of net sales in the comparable prior year period. The solid growth in gross profit and margin during the second quarter as compared to the prior year period was across all segments and was driven by the impact of increases in net sales, as described previously, and better overhead absorption in our production facilities. In addition, cost reduction and productivity initiatives continue to be executed across global production facilities.

Selling, general, administrative, research and development (SGARD) expenses for the second quarter of 2022 were $36.9 million, compared to $35.1 million for the comparable prior year period. As a percentage of net sales, SGARD was 6.4 percent, compared to 8.0 percent for the comparable prior year period. The increase in SG&A was driven primarily by an increase in variable costs associated with improved operating performance and growth in sales.

Income from operations for the second quarter of 2022 was $69.7 million, or 12.2 percent of net sales, compared to income of $23.7 million, or 5.4 percent of net sales, for the second quarter of 2021.  The increase in income from operations was primarily due to the higher sales and improvements in gross profit margins.

Brazilian Tax Credits

In June 2021, the Company’s Brazilian subsidiaries received a notice that they had prevailed on an existing legal claim in regard to certain non-income (indirect) taxes that had been previously charged and paid. The matter specifically relates to companies’ rights to exclude the state tax on goods circulation (a value-added-tax or VAT equivalent, known in Brazil as “ICMS”) from the calculation of certain additional indirect taxes (specifically the program of social integration (“PIS”) and contribution for financing of social security (“COFINS”)) levied by the Brazilian States on the sale of goods.

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During the second quarter of 2022, the Company submitted the related supporting documentation and received the approval from the Brazilian tax authorities for one of its Brazilian subsidiaries. For the three months ended June 30, 2022, the Company recorded $22.5 million within other income in the condensed consolidated statements of operations. The Company also recorded $7.8 million of income tax expense associated with the recognition of these indirect tax credits. The Company excluded the impacts from these tax credits within both adjusted net income applicable to common shareholders and adjusted EBITDA. A reconciliation of each of these measures can be found at the end of this release. The Company expects to be able to apply the tax credits received to settle the income tax liability that was incurred as a result of the credit. The Company also expects to utilize the majority of the credit against future PIS/COFINS and income tax obligations over the next twelve months.

During the third quarter of 2022, the Company plans to submit the related supporting documentation to the Brazilian tax authorities for its other Brazilian subsidiary. After review by the Brazilian tax authorities, the Company could receive approximately $10 million of additional indirect tax credits to be applied as credits against future PIS/COFINS and income tax obligations. The Company plans to recognize the full benefit of the indirect tax credits, contingent upon successful approval and verification from the Brazilian tax authorities.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended			Six months ended
	June 30,			June 30,
	2022	2021	% Increase	2022	2021	% Increase
Net sales	$318,585	$231,504	38%	$628,184	$440,263	43%
Gross profit	61,921	35,291	75%	109,845	65,080	69%
Profit margin	19%	15%	27%	17%	15%	18%
Income from operations	44,884	20,789	116%	75,001	36,072	108%

During the quarter ended June 30, 2022, net sales increased 38 percent driven by increased market activity through all of our global operations. Volume increased from healthy demand in the global agricultural market, reflective of high farm commodity prices and increased farmer income, the need for replacement of an aging large equipment fleet and the need to replenish equipment inventory levels within the equipment dealer channels.

The increase in gross profit and margin is primarily attributable to the impact of increases in net sales as described previously and cost reduction and productivity initiatives executed across global production facilities. The Company balanced the increases of related raw materials and other inflationary cost impacts with corresponding price increases to protect profitability.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Six months ended
	June 30,			June 30,
	2022	2021	% Increase	2022	2021	% Increase
Net sales	$210,370	$176,715	19%	$411,629	$341,522	21%
Gross profit	36,317	22,328	63%	67,692	42,070	61%
Profit margin	17%	13%	31%	16%	12%	33%
Income from operations	22,276	7,462	199%	38,116	13,037	192%

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During the quarter ended June 30, 2022, the 19 percent increase in earthmoving/construction net sales was driven by increased demand across all aspects of the construction and mining markets.

The increase in gross profit and margin was primarily driven by better price and mix of products produced and continued improved production efficiencies stemming from the strong management actions taken to improve profitability for the long-term. The Company balanced the increases related to raw materials and other inflationary cost impacts with corresponding price increases to maintain profitability.

Consumer Segment

(Amounts in thousands)	Three months ended			Six months ended
	June 30,			June 30,
	2022	2021	% Increase	2022	2021	% Increase
Net sales	$43,940	$30,420	44%	$89,079	$60,372	48%
Gross profit	11,415	3,851	196%	18,845	7,585	148%
Profit margin	26%	13%	100%	21%	13%	62%
Income from operations	9,238	1,881	391%	14,120	3,548	298%

During the quarter ended June 30, 2022, the 44 percent increase in net sales was driven by increased market activity, similar to agriculture and construction markets, with growth coming from product growth initiatives. A portion of the increase in demand related to specialty products in the United States, primarily custom mixing of rubber stock to third parties.

The increase in gross profit and margin was due primarily to sales growth, increased price/product mix and the positive impact of sales volume increase on overhead absorption. Margins related to the growth initiatives in specialty products in the United States are stronger than the average margins for other products in the segment.

Non-GAAP Financial Measures

Adjusted EBITDA was $82.2 million for the second quarter of 2022, compared to $37.4 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the second quarter of 2022 was income of $50.2 million, equal to income of $0.80 per basic share and $0.79 per diluted share, compared to income of $14.0 million, equal to income of $0.23 per basic and diluted share, in the second quarter of 2021. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income (loss) applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the second quarter of 2022 with total cash and cash equivalents of $116.7 million, compared to $98.1 million at December 31, 2021. Long-term debt at June 30, 2022, was $441.1 million, compared to $452.5 million at December 31, 2021. Short-term debt was $44.1 million at June 30, 2022, compared to $32.5 million at December 31, 2021. Net debt (total debt less cash and cash equivalents) was $368.5 million at June 30, 2022, compared to $386.8 million at December 31, 2021.

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Net cash provided by operating activities for the first six months of 2022 was $48.9 million, compared to net cash used by operations of $17.5 million for the comparable prior year period. Capital expenditures were $19.5 million for the first six months of 2022, compared to $14.6 million for the comparable prior year period. Capital expenditures during the first six months of 2022 and 2021 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development, as the Company seeks to enhance the Company’s manufacturing capabilities and drive productivity gains.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Tuesday, August 2, 2022, at 9:30 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link https://events.q4inc.com/attendee/382414202 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 844 200 6205
United States:         1 646 904 5544
All other locations:     +1 929 526 1599

Participants Access Code: 962862

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

Net sales	$572,895	$438,639	$1,128,892	$842,157
Cost of sales	463,242	377,169	932,510	727,422
Gross profit	109,653	61,470	196,382	114,735
Selling, general and administrative expenses	34,669	32,566	70,896	66,594
Research and development expenses	2,238	2,528	5,158	5,081
Royalty expense	3,045	2,657	5,919	5,110
Income from operations	69,701	23,719	114,409	37,950
Interest expense	(7,707)	(8,598)	(15,614)	(16,121)
Loss on senior note repurchase	—	(16,020)	—	(16,020)
Foreign exchange gain (loss)	2,234	(768)	7,551	8,709
Other income	23,694	1,232	14,835	864
Income (loss) before income taxes	87,922	(435)	121,181	15,382
Provision for income taxes	19,001	1,991	27,682	4,585
Net income (loss)	68,921	(2,426)	93,499	10,797
Net income (loss) attributable to noncontrolling interests	1,750	347	2,406	(4)
Net income (loss) attributable to Titan and applicable to common shareholders	$67,171	$(2,773)	$91,093	$10,801

Income (loss) per common share:
Basic	$1.07	$(0.04)	$1.44	$0.18
Diluted	$1.06	$(0.04)	$1.43	$0.17
Average common shares and equivalents outstanding:
Basic	62,671	61,717	63,262	61,592
Diluted	63,221	61,717	63,773	62,480

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2022	December 31, 2021

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$116,703	$98,108
Accounts receivable, net	299,070	255,180
Inventories	422,764	392,615
Prepaid and other current assets	90,844	67,401
Total current assets	929,381	813,304
Property, plant and equipment, net	296,832	301,109
Operating lease assets	11,845	20,945
Deferred income taxes	16,395	16,831
Other long-term assets	34,731	30,496
Total assets	$1,289,184	$1,182,685

Liabilities
Current liabilities
Short-term debt	$44,059	$32,500
Accounts payable	284,802	278,099
Other current liabilities	168,398	140,214
Total current liabilities	497,259	450,813
Long-term debt	441,121	452,451
Deferred income taxes	4,892	3,978
Other long-term liabilities	40,242	48,271
Total liabilities	983,514	955,513

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 66,525,269 issued at June 30, 2022 and 66,492,660 at December 31, 2021)	—	—
Additional paid-in capital	562,774	562,340
Retained earnings (deficit)	5,654	(85,439)
Treasury stock (at cost, 3,750,492 shares at June 30, 2022 and 80,876 shares at December 31, 2021)	(23,848)	(1,121)
Accumulated other comprehensive loss	(245,235)	(246,480)
Total Titan shareholders’ equity	299,345	229,300
Noncontrolling interests	6,325	(2,128)
Total equity	305,670	227,172
Total liabilities and equity	$1,289,184	$1,182,685

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Six months ended June 30,
Cash flows from operating activities:	2022	2021
Net income	$93,499	$10,797
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	22,245	24,918
Loss on sale of Australian wheel business	10,890	—
Deferred income tax (benefit) provision	(292)	198
Income on Brazilian indirect tax credits	(22,450)	—
Gain on fixed asset and investment sale	(182)	(485)
Loss on senior note repurchase	—	16,020
Stock-based compensation	1,944	1,380
Issuance of stock under 401(k) plan	763	681
Foreign currency gain	(4,314)	(9,665)
(Increase) decrease in assets:
Accounts receivable	(49,527)	(72,765)
Inventories	(38,884)	(53,080)
Prepaid and other current assets	(1,817)	(10,350)
Other assets	(5,044)	3,154
Increase (decrease) in liabilities:
Accounts payable	7,480	71,051
Other current liabilities	32,162	7,993
Other liabilities	2,445	(7,334)
Net cash provided by (used for) operating activities	48,918	(17,487)
Cash flows from investing activities:
Capital expenditures	(19,464)	(14,637)
Proceeds from the sale of the Australian wheel business	9,293	—
Proceeds from sale of fixed assets	297	749
Net cash used for investing activities	(9,874)	(13,888)
Cash flows from financing activities:
Proceeds from borrowings	89,015	459,929
Repurchase of senior secured notes	—	(413,000)
Payment on debt	(86,004)	(34,040)
Repurchase of common stock	(25,000)	—
Other financing activities	(628)	(2,040)
Net cash (used for) provided by financing activities	(22,617)	10,849
Effect of exchange rate changes on cash	2,168	(1,101)
Net increase (decrease) in cash and cash equivalents	18,595	(21,627)
Cash and cash equivalents, beginning of period	98,108	117,431
Cash and cash equivalents, end of period	$116,703	$95,804
Supplemental information:
Interest paid	$16,027	$16,422
Income taxes paid, net of refunds received	$8,813	$7,101

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income attributable to Titan to net income (loss) applicable to common shareholders, the most directly comparable GAAP financial measure, for the three and six-month periods ended June 30, 2022 and 2021.

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

Net income (loss) attributable to Titan and applicable to common shareholders	$67,171	$(2,773)	$91,093	$10,801
Adjustments:
Foreign exchange (gain) loss	(2,234)	768	(7,551)	(8,709)
Loss on sale of Australian wheel business	—	—	10,890	—
Proceeds from government grant	—	—	(1,324)	—
Loss on senior note repurchase	—	16,020	—	16,020
Income on Brazilian indirect tax credits, net	(14,713)	—	(14,713)	—
Adjusted net income attributable to Titan and applicable to common shareholders	$50,224	$14,015	$78,395	$18,112

Adjusted earnings per common share:
Basic	$0.80	$0.23	$1.24	$0.29
Diluted	$0.79	$0.22	$1.23	$0.29

Average common shares and equivalents outstanding:
Basic	62,671	61,717	63,262	61,592
Diluted	63,221	62,568	63,773	62,480

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and six-month periods ended June 30, 2022 and 2021.

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

Net income (loss)	$68,921	$(2,426)	$93,499	$10,797
Adjustments:
Provision for income taxes	19,001	1,991	27,682	4,585
Interest expense, excluding interest income	8,016	8,701	15,964	16,110
Depreciation and amortization	10,897	12,358	22,245	24,918
EBITDA	$106,835	$20,624	$159,390	$56,410
Adjustments:
Foreign exchange (gain) loss	(2,234)	768	(7,551)	(8,709)
Loss on sale of Australian wheel business	—	—	10,890	—
Proceeds from government grant	—	—	(1,324)	—
Loss on senior note repurchase	—	16,020	—	16,020
Income on Brazilian indirect tax credits	(22,450)	—	(22,450)	—
Adjusted EBITDA	$82,151	$37,412	$138,955	$63,721

The table below sets forth, for the three and six-month period ended June 30, 2022, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended June 30,			Change due to currency translation		Three Months Ended June 30, 2022
	2022	2021	% Change from 2021	$	%	Constant Currency
United States	$292,878	$199,205	47.0%	$—	—%	$292,878
Europe / CIS	148,827	121,346	22.6%	(11,462)	(9.4)%	160,289
Latin America	112,732	78,928	42.8%	5,983	7.6%	106,749
Other International	18,458	39,160	(52.9)%	(6,372)	(16.3)%	24,830
	$572,895	$438,639	30.6%	$(11,851)	(2.7)%	$584,746

	Six Months Ended June 30,			Change due to currency translation		Six Months Ended June 30, 2022
	2022	2021	% Change from 2021	$	%	Constant Currency
United States	$569,933	$385,610	47.8%	$—	—%	$569,933
Europe / CIS	293,996	233,508	25.9%	(24,169)	(10.4)%	318,165
Latin America	211,730	145,071	45.9%	9,118	6.3%	202,612
Other International	53,233	77,968	(31.7)%	(14,451)	(18.5)%	67,684
	$1,128,892	$842,157	34.0%	$(29,502)	(3.5)%	$1,158,394

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	June 30, 2022	December 31, 2021	June 30, 2021

Long-term debt	$441,121	$452,451	$452,730
Short-term debt	44,059	32,500	34,296
Total debt	$485,180	$484,951	$487,026
Cash and cash equivalents	116,703	98,108	95,804
Net debt	$368,477	$386,843	$391,222

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